Exhibit (m)(9)

FINANCIAL INVESTORS TRUST

SHAREHOLDER SERVICES PLAN

(Class C)

This Shareholder Services Plan (the “Plan”) dated December 11, 2012 constitutes the shareholder services plan of the Class C shares (the “Class C Shares”) of the Funds listed on Schedule A (together, the “Funds”), each a series of the Financial Investors Trust (the “Trust”).

Section 1. The Funds are authorized to pay banks and their affiliates and other institutions, including broker-dealers and Fund affiliates (“Participating Organizations”) an aggregate fee in an amount not to exceed on an annual basis 0.25% for Class C Shares of the average daily net asset value of the Class C Shares of the Funds (the “Plan Fee”) attributable to or held in the name of a Participating Organization for its clients as compensation for providing service activities pursuant to an agreement with a Participating Organization.

Section 2. The Plan shall not take effect until it has been approved, together with any related agreements, by votes of the majority of both (a) the Trustees of the Trust, and (b) the Independent Trustees of the Trust, cast in person at a meeting called for the purpose of voting on the Plan or such agreement.

Section 3. The Plan shall continue in effect for a period beyond one year from the date hereof only so long as such continuance is specifically approved at least annually in the manner provided for approval of the Plan in Section 2.

Section 4. Any person authorized to direct the disposition of monies paid or payable by the Funds pursuant to the Plan or any related agreement shall provide to the Trustees of the Trust, and the Trustees shall review, at least quarterly, a written report of the amounts so expended.

Section 5. The Plan may be terminated as to the Class C Shares at any time, without any penalty, by a vote of the majority of the Trustees on 60 days’ notice.

Section 6. All agreements with any person relating to implementation of the Plan shall be in writing, and any agreements related to the Plan shall provide:

(a) That such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Independent Trustees on not more than 60 days’ written notice to any other party to the agreement; and

(b) That such agreement shall terminate automatically in the event of its assignment.

Section 7. The Plan may not be amended to increase materially the amount of the Plan Fee permitted pursuant to Section 1 hereof, and no material amendments to the Plan shall be made, unless approved in the manner provided for approval of the Plan in Section 2.

Exhibit (m)(9)

Section 8. As used in the Plan, (a) the term “Independent Trustees” shall mean those Trustees of the Trust who are not interested persons of the Trust, and have no direct or indirect financial interest in the operation of the Plan or any agreements related to it, and (b) the terms “assignment” and “interested person” shall have the respective meanings specified in the Investment Company Act of 1940, as amended, and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

FINANCIAL INVESTORS TRUST

By: /s/ Edmund J. Burke

Name: Edmund J. Burke

Title: President

Approved: December 11, 2012

Exhibit (m)(9)

Schedule A

List of Funds

Name of Fund	Approval Date

ALPS/Red Rocks Listed Private Equity Fund	December 11, 2012
ALPS/WMC Disciplined Value Fund	December 11, 2012
Clough China Fund	December 11, 2012
ALPS/CoreCommodity Management CompleteCommodities Strategy	December 11, 2012
Fund (f/k/a Jefferies Asset Management Commodity Strategy Allocation Fund)
RiverFront Global Growth Fund	December 11, 2012
RiverFront Global Allocation Fund	December 11, 2012
RiverFront Dynamic Equity Fund	December 11, 2012
RiverFront Moderate Growth & Income Fund	December 11, 2012
RiverFront Conservative Income Builder Fund	December 11, 2012
ALPS/Kotak India Growth Fund	December 11, 2012
ALPS/Alerian MLP Infrastructure Index Fund	December 11, 2012
ALPS GSO / Blackstone Senior Floating Rate Fund	March 12, 2013
ALPS Real Asset Income Fund	June 10, 2013

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